Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Eyenovia, Inc. on Form S-3 of our report dated March 30, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Eyenovia, Inc. as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021 appearing in the Annual Report on Form 10-K of Eyenovia, Inc. for the year ended December 31, 2021. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP

New York, New York

December 16, 2022